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                                                                Exhibit 99(b)(1)

[CHASE LOGO]




                                                              September 25, 2000

                                  PROJECT PAPA
                            SENIOR CREDIT FACILITIES
                                COMMITMENT LETTER

Hexalon Real Estate, Inc.
950 East Paces Ferry Road
Suite 2275
Atlanta, Georgia  30326


Attention: Gerald E. Egan

Ladies and Gentlemen:

          You have advised The Chase Manhattan Bank ("CHASE") and Chase Securities Inc. ("CSI") that Rodamco North America B.V., a Dutch BI ("RNA"), and its subsidiary, Hexalon Real Estate, Inc., a Delaware REIT ("HEXALON"), intend to form a limited partnership ("TENDERCO"), 79% of which will be owned by Hexalon and 21% of which will be owned by certain affiliates of Hexalon owned by RNA (the "HEXALON AFFILIATES" and, together with Hexalon, the "HEXALON ENTITIES"), for the purpose of its acquiring all the issued and outstanding common stock (the "COMMON SHARES"), preferred stock (the "PREFERRED SHARES") and unit voting stock (the "UNIT VOTING SHARES" and, collectively with the Common Shares and the Preferred Shares, the "SHARES"), par value $.01, of Urban Shopping Centers, Inc., a Maryland REIT (the "TARGET"). The acquisition will be effected through a tender offer (the "TENDER OFFER") by TenderCo for the Shares followed by one or more mergers (collectively, the "MERGER") involving the Target and TenderCo (with the surviving entity being referred to herein as NewCo L.P. ("NEWCO L.P.")). Hexalon will be the general partner of NewCo L.P., and NewCo L.P. will be the general partner, and 94.44% owner, of the limited partnership operating subsidiary, Urban Shopping Centers, L.P., an Illinois limited partnership ("USC L.P."). The Tender Offer will be contingent upon the purchase by TenderCo pursuant thereto of not less than 66-2/3% of the Common Shares, determined on a fully diluted basis after giving effect to the exercise of any warrants, rights, options, conversion privileges or similar rights.

          You have also advised us that prior to commencement of the Tender Offer, RNA, Hexalon, TenderCo and the Target will have entered into a merger agreement in substantially the form previously delivered to us and otherwise in form and substance satisfactory to us (the "MERGER AGREEMENT") providing for the Merger as soon as practicable after completion of the Tender Offer, pursuant to which shareholders of the Target will be offered cash consideration of $48 per Share. The Merger Agreement will, among other things, provide that each shareholder of the Target (other than RNA and its affiliates) who has not participated in the Tender Offer will, upon consummation of the Merger, receive a cash merger price per Share of $48. References herein to the "Transaction" shall include the

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                                                                               2


Tender Offer, the Merger and the financings described herein and all other transactions related to the Transaction.

          We understand that to finance the Tender Offer and certain related expenses and to refinance certain existing indebtedness of USC L.P., TenderCo will require a senior credit facility of up to $1,250,000,000 (the "TENDER FACILITY").

          We further understand that to finance the Merger and certain related expenses, to repay amounts owing under the Tender Facility, to refinance other existing indebtedness of USC L.P. and RNA and to provide financing for other general corporate purposes of NewCo L.P., NewCo L.P. will require senior credit facilities of up to $1,368,810,000 (the "MERGER FACILITIES").

          We further understand that to finance a distribution to certain of its unitholders upon or after the closing of the Merger, USC L.P. will require a senior credit facility of $291,190,000 (the "USC FACILITY", together with the Tender Facility and the Merger Facilities, the "CREDIT FACILITIES").

          In connection with the foregoing, you have requested that CSI agree to structure, arrange and syndicate the Credit Facilities, and that Chase commit to provide the entire principal amount of the Credit Facilities and to serve as administrative agent for the Credit Facilities.

          CSI is pleased to advise you that it is willing to act as exclusive advisor, lead arranger and book manager for the Credit Facilities.

          Furthermore, Chase is pleased to advise you of its commitment to provide the entire amount of the Credit Facilities, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "COMMITMENT LETTER"), in the Summary of Terms and Conditions for the Tender Facility attached hereto as Exhibit A (the "TENDER TERM SHEET"), in the Summary of Terms and Conditions for the Merger Facilities attached hereto as Exhibit B (the "MERGER TERM SHEET") and in the Summary of Terms and Conditions for the USC Facility attached hereto as Exhibit C (the "USC TERM SHEET", together with the Tender Term Sheet and the Merger Term Sheet, the "TERM SHEETS").

          It is agreed that Chase will act as the sole and exclusive administrative agent, and that CSI will act as the sole and exclusive advisor, lead arranger and book manager, for the Credit Facilities, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and the Fee Letter referred to below) will be paid in connection with the Credit Facilities unless you and we shall so agree.

          We intend to syndicate the Credit Facilities to a group of financial institutions (together with Chase, the "LENDERS") identified by us in consultation with you. CSI intends to commence syndication efforts immediately following public announcement of the Tender Offer, and you agree actively to assist CSI in completing a syndication satisfactory to it. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships and the existing lending relationships of the Target and its subsidiaries, (b) direct contact between senior management and advisors of Hexalon, the Target and its subsidiaries and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and

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                                                                               3


other marketing materials to be used in connection with the syndication and (d) the hosting, with CSI, of one or more meetings of prospective Lenders immediately following public announcement of the Tender Offer.

          CSI will manage in consultation with you all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist CSI in its syndication efforts, you agree promptly to prepare and provide to CSI and Chase all information with respect to RNA, the Hexalon Entities, the Target, its subsidiaries and the Transaction, including all financial information and projections (the "PROJECTIONS"), as we may reasonably request in connection with the arrangement and syndication of the Credit Facilities. You hereby represent and covenant that (a) all information other than the Projections (the "INFORMATION") that has been or will be made available to Chase or CSI by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Chase or CSI by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

          As consideration for Chase's commitment hereunder and CSI's agreement to perform the services described herein, you agree to pay to Chase the fees set forth in Annex I to each of the Tender Term Sheet, the Merger Term Sheet and the USC Term Sheet, and in the Fee Letter dated the date hereof and delivered herewith (the "FEE LETTER").

          Chase's commitment hereunder and CSI's agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of RNA and its subsidiaries (including the Hexalon Entities), taken as a whole, or the Target and its subsidiaries, taken as a whole, (b) our completion of and satisfaction in all respects with a due diligence investigation of RNA, the Hexalon Entities and the Target and its subsidiaries (it being understood that Chase and CSI are satisfied with their due diligence investigation to the extent performed through the date hereof, with certain confirmatory legal due diligence remaining to be completed), (c) our not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections) affecting RNA, the Hexalon Entities or the Target or their respective subsidiaries or the Transaction that in our judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (d) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, could materially impair the syndication of the Credit Facilities, (e) our satisfaction that prior to and during the syndication of the Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of RNA or any of its subsidiaries (including the Hexalon Entities) or the Target or any of its subsidiaries or any respective affiliate thereof (other than any mortgage or construction financings or refinancings relating to The Streets at Southpoint or done in the ordinary course of business which are not consummated in the syndicated loan market), (f) the negotiation,

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                                                                               4


execution and delivery on or before January 25, 2001 of definitive documentation with respect to the Credit Facilities satisfactory to Chase and its counsel and
(g) the other conditions set forth or referred to in the Term Sheets. Those matters that are not covered by the provisions hereof and of the Term Sheets are subject to the approval and agreement of Chase, CSI and Hexalon.

          You agree (a) to indemnify and hold harmless Chase, CSI, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an "INDEMNIFIED PERSON") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof, the Transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, PROVIDED that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse Chase, CSI and their affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant's fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter, the Term Sheets, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Credit Facilities.

          You acknowledge that Chase and its affiliates (the term "Chase" as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies that may have interests regarding RNA, the Hexalon Entities, the Target or the Transaction. Chase will not use confidential information obtained from you by virtue of the Transaction or its other relationships with you in connection with the performance by Chase of services for other companies, and Chase will not furnish any such information to other companies. You also acknowledge that Chase has no obligation to use in connection with the Transaction, or to furnish to you, confidential information obtained from other companies.

          This Commitment Letter shall not be assignable by you without the prior written consent of Chase and CSI (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, Chase and CSI. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

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                                                                               5


          This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheets or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), PROVIDED, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

          The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Chase's commitment hereunder.

          If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheets and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, together with the amounts agreed upon pursuant to the Fee Letter to be payable upon the acceptance hereof, not later than 5:00 p.m., New York City time, on September 27, 2000. Chase's commitment and CSI's agreements herein will expire at such time in the event Chase has not received such executed counterparts and such amounts in accordance with the immediately preceding sentence.

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                                                                               6


          Chase and CSI are pleased to have been given the opportunity to assist you in connection with this important financing.

                              Very truly yours,

                              THE CHASE MANHATTAN BANK

                              By: /s/ Thomas H. Kozlark
                                 -------------------------------
                                   Name: Thomas H. Kozlark
                                   Title: Vice President

                              CHASE SECURITIES INC.

                              By: /s/ James G. Rolison
                                 -------------------------------
                                   Name: James G. Rolison
                                   Title: Managing Director

Accepted and agreed to
as of the date first
written above by:

HEXALON REAL ESTATE, INC.

By: /s/ Daniel S. Weaver
   -------------------------------
     Name: Daniel S. Weaver
     Title: Vice President

By: /s/ Lee M. Letchford
   -------------------------------
     Name: Lee M. Letchford
     Title: President

                                                                       EXHIBIT A



                         TENDERCO SENIOR CREDIT FACILITY

                                 TENDER FACILITY

                         Summary of Terms and Conditions


                               September 25, 2000

                                   ----------


          Rodamco North America B.V., a Dutch BI ("RNA"), and its subsidiary, Hexalon Real Estate, Inc., a Delaware REIT ("HEXALON"), intend to form a limited partnership ("TENDERCO"), 79% of which will be owned by Hexalon and 21% of which will be owned by certain affiliates of Hexalon owned by RNA (the "HEXALON AFFILIATES" and, together with Hexalon, the "HEXALON ENTITIES"), for the purpose of its acquiring all of the issued and outstanding common stock (the "COMMON SHARES"), preferred stock (the "PREFERRED SHARES") and unit voting stock (the "UNIT VOTING SHARES" and, collectively with the Common Shares and the Preferred Shares, the "SHARES"), par value $.01, of Urban Shopping Centers, Inc., a Maryland REIT (the "TARGET"). The acquisition will be effected through a tender offer (the "TENDER OFFER") by TenderCo for the Shares followed by one or more mergers (collectively, the "MERGER") involving the Target and TenderCo (with the surviving entity being referred to herein as NewCo L.P. ("NEWCO L.P.")), all pursuant to a merger agreement to be entered into among RNA, Hexalon, TenderCo and the Target prior to the Tender Offer (the "MERGER AGREEMENT"). Hexalon will be the general partner of NewCo L.P., and NewCo L.P. will be the general partner, and 94.44% owner, of the limited partnership operating subsidiary, Urban Shopping Centers, L.P., an Illinois limited partnership ("USC L.P."). The following sets forth the terms and conditions for a senior credit facility (the "TENDER FACILITY") of up to $1,250,000,000 that will be available to TenderCo in connection with the Tender Offer. References herein to the "Transaction" shall include the acquisition and the financings described herein and all other transactions related to the Transaction.

I.   PARTIES

Borrower:                          TenderCo or its assignee, a newly formed
                                   Delaware corporation, as contemplated by the Merger Agreement (the "BORROWER").

Guarantors:                        Hexalon, the Hexalon Affiliates and each of
                                   the other existing and future direct and indirect U.S. subsidiaries (other than the Borrower, RoProperty Investment Management
                                   N.V., their respective subsidiaries and any other subsidiary which is prohibited from becoming a guarantor without the consent of a joint venture partner or lender) of RNA (the
                                   "GUARANTORS"; the Borrower and the
                                   Guarantors, collectively, the "LOAN
                                   PARTIES").

Advisor, Sole Book

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                                                                               2


Manager and Lead Arranger:         Chase Securities Inc. (in such capacity, the
                                   "Arranger").

Administrative Agent:              The Chase Manhattan Bank ("CHASE" and, in
                                   such capacity, the "ADMINISTRATIVE AGENT").

Lenders: A syndicate of banks, financial institutions and other entities, including Chase, arranged by the Arranger (collectively, the "Lenders").

II.  TYPE AND AMOUNT OF CREDIT FACILITY

Type and Amount of Facility:       Six-month delayed draw term loan facility
                                   (the "TENDER TERM FACILITY") in the amount of $1,250,000,000 (the loans thereunder, the
                                   "TENDER TERM LOANS").

Availability:                      The Tender Term Loans shall be made in
                                   multiple drawings, in minimum amounts to be determined, during the period commencing on the Tender Closing Date (as defined below) and ending on the earlier of the date six months thereafter and the date of the consummation of the Merger (the "TENDER
                                   TERMINATION DATE").

Maturity:                          The Tender Term Loans shall be repayable on
                                   the Tender Termination Date.

Purpose: The proceeds of the Tender Term Loans shall be used to finance Tender Offer, to pay related fees and expenses and to refinance, to the extent necessary, certain existing indebtedness of USC L.P. by way of intercompany loans from the Borrower to USC L.P.

III. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:           As set forth on Annex I.

Optional Prepayments and
Commitment Reductions:             The Tender Term Loans may be prepaid and
                                   commitments may be reduced by the Borrower in minimum amounts to be agreed upon and may not be reborrowed.

IV.  COLLATERAL                    The obligations of each Loan Party in respect
                                   of the Tender Facility shall be secured by a perfected first priority security interest in all (i) equity interests (or, to the extent a pledge of equity interests is prohibited by a contractual obligation, an assignment of the rights, including, to the extent permitted, the right to receive proceeds, under such contract on terms and conditions satisfactory to the Administrative Agent) held by it in

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                                                                               3


                                   the Target and in entities wholly owned by the Loan Parties which own interests in real property (including, without limitation, all Shares owned by the Borrower, whether acquired in the Tender Offer or otherwise) and (ii) intercompany obligations held by such Loan Party.

V.   CERTAIN CONDITIONS

Initial Conditions                 The availability of the Tender Facility shall
                                   be conditioned upon satisfaction of, among other things, the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the "TENDER CLOSING DATE") on or before January
                                   25, 2001:

                                   (a) Each Loan Party shall have executed and delivered definitive financing documentation with respect to the Tender Facility reasonably satisfactory to the Administrative Agent and its counsel (the "CREDIT DOCUMENTATION").

                                   (b) The Merger Agreement shall have been entered into among RNA, Hexalon, the Borrower and the Target in a form satisfactory to the Administrative Agent.

                                   (c) The Tender Offer shall have been
                                   consummated in accordance with applicable law and pursuant to the Merger Agreement (including that shares of the capital stock of the Target shall have been tendered and purchased in the Tender Offer or shall otherwise be owned by the Borrower upon the initial purchase in the Tender Offer that are sufficient to assure approval of the Merger), and no material provision thereof shall have been waived, amended, supplemented or otherwise modified. The capital structure of each Loan Party shall be reasonably satisfactory to the Administrative Agent, including as contemplated after the Merger.

                                   (d) No shareholders rights plan or statutory provision that would impede, limit or adversely affect the consummation of the Tender Offer or the Merger in the proposed manner shall be in effect, and any material conditions or requirements to or for the consummation of the Tender Offer and the Merger (including receipt of all necessary government and material third party approvals for the Tender Offer and the Merger) shall have been satisfied or shall be reasonably capable of being satisfied.

                                   (e) Appropriate forms with respect to the Tender Facility and the margin regulations of the Board of Governors of the Federal Reserve System shall have been provided.

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                                                                               4


                                   (f) The documents filed publicly by the
                                   Borrower and the Target in connection with the Tender Offer and the Merger shall have been furnished to the Administrative Agent and shall be in reasonably satisfactory form and substance to the Administrative Agent.

                                   (g) The Administrative Agent shall have
                                   received satisfactory evidence that USC
                                   L.P.'s existing revolving facility shall have been terminated and all amounts thereunder shall have been paid in full and satisfactory arrangements shall have been made for the termination of all liens granted in connection therewith.

                                   (h) The Borrower shall have no indebtedness
                                   (other than under the Tender Facility)
                                   outstanding as of the Tender Closing Date, and any intercompany indebtedness owed by the Hexalon Entities shall have been amended in a satisfactory manner to the extent necessary to make such indebtedness subordinated to the obligations of the Hexalon Entities under their guarantees and to make interest payable thereunder deferrable.

                                   (i) The Administrative Agent shall have
                                   received and be reasonably satisfied with the partnership agreements of each of NewCo L.P. and the form of the partnership agreement for USC L.P., to be in effect upon consummation of the Merger which partnership agreements shall, in any event, provide for NewCo L.P.'s ability to sell, refinance and distribute cash flow from USC L.P.'s properties (with sole exception being the prohibition of the sale of the following properties: Water Tower Place, Mainplace, Copley Place and Old Orchard Center).

                                   (j) The Lenders, the Administrative Agent and the Arranger shall have received all fees required to be paid, and reimbursement for all expenses for which invoices have been presented, on or before the Tender Closing Date.

                                   (k) All governmental and material third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transaction, the financing contemplated hereby and the continuing operations of NewCo L.P. and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Tender Offer, the Merger or the financing thereof.

                                   (l) The Lenders shall have received (i)
                                   satisfactory audited consolidated financial statements of or covering RNA, Hexalon, the other Guarantors and the Target for the two most recent fiscal years ended prior to the Tender Closing Date as to which such financial statements are available and (ii) satisfactory unaudited interim consolidated financial statements or covering of RNA, Hexalon, the other Guarantors and the Target for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.

                                   (m) The Lenders shall have received a
                                   satisfactory PRO FORMA consolidated balance sheet of NewCo L.P. and the Hexalon Entities as at the date of the most recent consolidated balance sheet delivered pursuant to paragraph (l) above, adjusted to give effect to the consummation of the Transaction and the financings contemplated hereby as if such transactions had occurred on such date.

                                   (n) The Lenders shall have received and be reasonably satisfied with the financial projections (including the assumptions on which such projections are based) for each of the Hexalon Entities and their respective subsidiaries, the other Guarantors and their subsidiaries and NewCo L.P. and its subsidiaries after giving effect to each of the Tender Offer and the Merger and the financings contemplated thereby.

                                   (o) The Lenders shall have received and be reasonably satisfied with the historical and projected operating statements and balance sheets with respect to each parcel of real property owned or leased by each of the Loan Parties.

                                   (p) The Lenders shall have received the
                                   results of a recent lien search in each
                                   relevant jurisdiction with respect to the Borrower, the Hexalon Entities and the other Guarantors and their subsidiaries and the Target and its subsidiaries, and such search shall reveal no liens on any of the assets thereof, except for liens permitted by the Credit Documentation or liens to be discharged on or prior to the Tender Closing Date pursuant to documentation satisfactory to the Administrative Agent.

                                   (q) The Lenders shall have received a
                                   satisfactory solvency opinion from an
                                   independent valuation firm satisfactory to the Administrative Agent that shall document the solvency of each of the Hexalon Entities and their respective subsidiaries, the other Guarantors and their subsidiaries and NewCo L.P. and its subsidiaries after giving effect to the Transaction and the other transactions contemplated hereby (including giving effect to any agreement or obligations to make investments in NewCo L.P.).

                                   (r) The Administrative Agent shall be
                                   satisfied in all respects with its due
                                   diligence investigation of the Target and its subsidiaries (including, without limitation, as it relates to the Target's joint venture arrangements and the assignability of contracts thereunder).

                                   (s) The Lenders shall have received such legal opinions (including opinions (i) from counsel to Hexalon and the other Guarantors and the Borrower and (ii) from such special and local counsel as may be required by the Administrative Agent), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

On-Going Conditions:               The making of each extension of credit shall
                                   be conditioned upon (a) the accuracy of all representations and warranties in the Credit
                                   Documentation (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation a "material adverse change" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the Transaction, (b) the business, property, operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole or (c) the validity or enforceability of any of the Credit Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder.

VI.  CERTAIN DOCUMENTATION MATTERS

                                   The Credit Documentation shall contain
                                   representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Lenders, including, without limitation, the following (which shall be applicable to the Borrower and the Hexalon Entities and the other Guarantors and their respective subsidiaries except as noted):

Representations and
Warranties:                        Financial statements (including pro forma
                                   financial statements); absence of undisclosed liabilities; no material adverse change;
                                   corporate existence; compliance with law;
                                   corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal
                                   Reserve regulations; ERISA; Investment
                                   Company Act; subsidiaries; environmental matters; solvency; labor matters; accuracy of disclosure; and creation and perfection of security interests.

Affirmative Covenants:             Delivery of financial statements, reports,
                                   accountants' letters, projections, officers' certificates and other information requested by the Lenders; payment of other obligations;
                                   continuation of business and maintenance of existence and material rights and privileges;
                                   compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records;
                                   right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events;
                                   compliance with environmental laws; and
                                   further assurances (including, without
                                   limitation, with respect to security
                                   interests in after-acquired equity interests and intercompany obligations).

Negative Covenants:                With respect to the Borrower, the negative
                                   covenants shall essentially restrict its activities prior to the consummation of the Transaction in a manner consistent with that contemplated by the Merger Agreement and the Credit Documentation and activities incidental thereto.

                                   With respect to the Target and its
                                   subsidiaries, the Borrower shall exercise its rights to require the Target to comply with the restrictions of the Merger Agreement limiting its incurrence of obligations, investments, asset sales, restricted payments and changes in its business to those undertaken in the ordinary course of its business.

                                   With respect to the Hexalon Entities and the other Guarantors, customary limitations on: indebtedness; liens; guarantee obligations; mergers, consolidations, liquidations and dissolutions; sales of assets; leases; capital expenditures; investments, loans and advances; optional payments and modifications of subordinated and other debt instruments; transactions with affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses; and changes in lines of business.

                                   In addition, the negative covenants shall require that any proceeds of the Tender Facility transferred to the Target or USC L.P. be lent as intercompany debt, and not contributed as equity.

Events of Default:                 Nonpayment of principal when due; nonpayment
                                   of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties;
                                   violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default;
                                   bankruptcy events; certain ERISA events;
                                   material judgments; actual or asserted
                                   invalidity of any guarantee or security
                                   document or security interest; and a change of control (the definition of which is to be agreed).

Voting: Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Tender Facility and unused commitments under the Tender Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity of any Tender Term Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender's commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of all or substantially all of the Guarantors or all or substantially all of the collateral.

Assignments
and Participations:                The Lenders shall be permitted to assign and
                                   sell participations in their Tender Term
                                   Loans and commitments, subject, in the case of assignments (other than to another Lender or to an affiliate of a Lender), to the consent of the Administrative Agent and the Borrower (which consent in each case shall not be unreasonably withheld). In the case of partial assignments (other than to another
                                   Lender or to an affiliate of a Lender), the minimum assignment amount shall be
                                   $5,000,000, and, after giving effect thereto, the assigning Lender shall have commitments and Tender Term Loans aggregating at least
                                   $5,000,000 in each case unless otherwise agreed by the Borrower and the Administrative
                                   Agent. Participants shall have the same
                                   benefits as the Lenders with respect to yield protection and increased cost provisions.
                                   Voting rights of participants shall be
                                   limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under "Voting" above.
                                   Pledges of Tender Term Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Tender Facility only upon request.

Yield Protection:                  The Credit Documentation shall contain
                                   customary provisions (a) protecting the
                                   Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar Loan
                                   (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and
Indemnification:                   The Borrower shall pay (a) all reasonable
                                   out-of-pocket expenses of the Administrative
                                   Agent and the Arranger associated with the syndication of the Tender Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders
                                   (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

                                   The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the indemnified party.

Governing Law and Forum:           State of New York.

Counsel to the
Administrative Agent
and the Arranger:                  Simpson Thacher & Bartlett.

                                                                         ANNEX I




                                   INTEREST AND CERTAIN FEES


Interest Rate Options:             The Borrower may elect that the Tender Term
                                   Loans comprising each borrowing bear interest at a rate per annum equal to:

                                   the ABR plus the Applicable Margin; or

                                   the Eurodollar Rate plus the Applicable
                                   Margin.

                                   As used herein:

                                   "ABR" means the highest of (i) the rate of interest publicly announced by Chase as its prime rate in effect at its principal office in New York City (the "PRIME RATE"), (ii) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) PLUS 1% and
                                   (iii) the federal funds effective rate from time to time PLUS 0.5%.

                                   "APPLICABLE MARGIN" means (a) 0.50%, in the case of ABR Loans (as defined below) and (ii) 1.75%, in the case of Eurodollar Loans (as defined below).

                                   "EURODOLLAR RATE" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Borrower) appearing on Page 3750 of the Telerate screen.

Interest Payment Dates:            In the case of Tender Term Loans bearing
                                   interest based upon the ABR ("ABR LOANS"), quarterly in arrears.

                                   In the case of Tender Term Loans bearing interest based upon the Eurodollar Rate ("EURODOLLAR LOANS"), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:                   The Borrower shall pay a commitment fee from
                                   the Tender Closing Date calculated at the rate of 0.35% per annum on the average daily unused portion of the Tender Facility, payable quarterly in arrears.

Default Rate:                      At any time when the Borrower is in default
                                   in the payment of any amount of principal due under the Tender Facility, such amount shall bear interest at 3% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 3% above the rate applicable to ABR Loans.

Rate and Fee Basis:                All per annum rates shall be calculated on
                                   the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

                                                                       EXHIBIT B




                       NEWCO L.P. SENIOR CREDIT FACILITIES

                                MERGER FACILITIES

                         Summary of Terms and Conditions

                               September 25, 2000

                                   ----------

          Rodamco North America B.V., a Dutch BI ("RNA"), and its subsidiary, Hexalon Real Estate, Inc., a Delaware REIT ("HEXALON"), intend to form a limited partnership ("TENDERCO"), 79% of which will be owned by Hexalon and 21% of which will be owned by certain affiliates of Hexalon owned by RNA (the "HEXALON AFFILIATES" and, together with Hexalon, the "HEXALON ENTITIES"), for the purpose of its acquiring all of the issued and outstanding common stock (the "COMMON SHARES"), preferred stock (the "PREFERRED SHARES") and unit voting stock (the "UNIT VOTING SHARES" and, collectively with the Common Shares and the Preferred Shares, the "SHARES"), par value $.01, of Urban Shopping Centers, Inc., a Maryland REIT (the "TARGET"). The acquisition will be effected through a tender offer (the "TENDER OFFER") by TenderCo for the Shares followed by one or more mergers (collectively, the "MERGER") involving the Target and TenderCo (with the surviving entity being referred to herein as NewCo L.P. ("NEWCO L.P.")), all pursuant to a merger agreement to be entered into among RNA, Hexalon, TenderCo and the Target prior to the Tender Offer (the "MERGER AGREEMENT"). Hexalon will be the general partner of NewCo L.P., and NewCo L.P. will be the general partner, and 94.44% owner, of the limited partnership operating subsidiary, Urban Shopping Centers, L.P., an Illinois limited partnership ("USC L.P."). The following sets forth the terms and conditions for a senior credit facility (the "MERGER FACILITIES") of up to $1,368,810,000 that will be available to NewCo L.P. References herein to the "Transaction" shall include the acquisition and the financings described herein and all other transactions related to the Transaction.

I.   Parties

Borrower:                          NewCo L.P. (the "BORROWER").

Guarantors:                        Hexalon, the Hexalon Affiliates and each of
                                   the other existing and future direct and indirect U.S. subsidiaries (other than the Borrower, RoProperty Investment Management
                                   N.V., their respective subsidiaries and any other subsidiary which is prohibited from becoming a guarantor without the consent of a joint venture partner or lender) of RNA (the
                                   "GUARANTORS"; the Borrower and the
                                   Guarantors, collectively, the "LOAN
                                   PARTIES").

Advisor and Arranger:              Chase Securities Inc. (in such capacity, the
                                   "ARRANGER").

Administrative Agent:              The Chase Manhattan Bank ("CHASE" and, in
                                   such capacity, the "ADMINISTRATIVE AGENT").

Lenders: A syndicate of banks, financial institutions and other entities, including Chase, arranged by the Arranger (collectively, the "Lenders").

II.  TYPES AND AMOUNTS OF CREDIT FACILITIES

A.   MERGER FACILITIES

1.   MERGER TERM FACILITY

Type and Amount of Facility:       A term loan facility (the "MERGER TERM
                                   FACILITY") in the amount of $868,810,000 (the loans thereunder, the "MERGER TERM LOANS").
                                   The Merger Term Loans shall comprise two separate tranches: (i) one tranche with a final maturity on the date that is 24 months after the Merger Closing Date (as defined below), but subject to mandatory prepayment as noted below (the loans thereunder, the "TRANCHE I MERGER TERM LOANS") and (ii) one tranche with a final maturity on the date that is 36 months after the Merger Closing
                                   Date (the loans thereunder, the "TRANCHE II
                                   MERGER TERM LOANS"). The aggregate amount of
                                   Merger Term Loans constituting Tranche I
                                   Merger Term Loans and Tranche II Merger Term
                                   Loans shall be $468,810,000 and $400,000,000,
                                   respectively.

Availability:                      The Merger Term Loans shall be made in a
                                   single drawing on the Merger Closing Date.

Maturity:                          The Tranche I Merger Term Loans shall be
                                   repayable on the date that is 24 months after the Merger Closing Date, but shall be subject to a mandatory prepayment on the date 12 months after the Merger Closing Date to the extent that the prepayments, as of such date made, on the Tranche I Merger Term Loans and the term loans under the credit facility made available on the Merger Closing Date to USC
                                   L.P. (the "USC TERM LOANS") do not equal
                                   $360,000,000. The Tranche II Merger Term
                                   Loans shall be repayable on the date that is 36 months after the Merger Closing Date.

Purpose: The proceeds of the Merger Term Loans shall be used to finance the payment of consideration payable in the Merger, to repay amounts owing under the Tender Facility, to refinance certain existing indebtedness of RNA and, to the extent necessary, USC L.P. by way of intercompany loans from the Borrower to USC L.P. and to pay related fees and expenses.

2.   MERGER REVOLVING FACILITY

Type and Amount of Facility:       Three-year revolving credit facility (the
                                   "MERGER REVOLVING FACILITY"; together with the Merger Term Facility, the "MERGER
                                   FACILITIES"), subject to a one-year extension option described below, in the amount of $500,000,000 (the loans thereunder, the
                                   "MERGER REVOLVING LOANS"; together with the Merger Term Loans, the "LOANS").

Availability:                      The Merger Revolving Facility shall be
                                   available on a revolving basis during the period commencing on the Merger Closing Date and ending on the third (or, at the request of the Borrower, fourth) anniversary thereof
                                   (the "MERGER REVOLVING TERMINATION DATE").

Letters of Credit:                 A portion of the Merger Revolving Facility
                                   not in excess of $100,000,000 shall be
                                   available for the issuance of letters of credit (the "LETTERS OF CREDIT") by Chase (in such capacity, the "ISSUING LENDER"). No
                                   Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) fifteen business days prior to the Merger Revolving
                                   Termination Date, PROVIDED that any Letter of
                                   Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

                                   Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Merger Revolving Loans) on the same business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Merger Revolving Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a PRO RATA basis.

Competitive Loans:                 The Borrower shall have the option to request
                                   that the Lenders bid for loans ("COMPETITIVE
                                   LOANS") in an aggregate amount not to exceed
                                   $200,000,000 bearing interest at an absolute rate or a margin over the eurodollar rate, with specified maturities ranging from 7 to 360 days. Each Lender shall have the right, but not the obligation, to submit bids at its discretion. The Borrower, by notice given four business days in advance in the case of eurodollar rate bids and one business day in advance in the case of absolute rate bids, shall specify the proposed date of borrowing, the interest period, the amount of the Competitive Loan and the maturity date thereof, the interest rate basis to be used by the Lenders in bidding and such other terms as the Borrower may specify. The
                                   Administrative Agent shall advise the Lenders of the terms of the Borrower's notice, and, subject to acceptance by the Borrower, bids shall be allocated to each Lender in ascending order from the lowest bid to the highest bid acceptable to the Borrower. While Competitive
                                   Loans are outstanding, the available
                                   commitments under the Merger Revolving
                                   Facility shall be reduced by the aggregate amount of such Competitive Loans.

Maturity:                          The Merger Revolving Termination Date.

Purpose: The proceeds of the Merger Revolving Loans shall be used to finance the working capital needs and general corporate purposes of the Loan Parties and their respective subsidiaries in the ordinary course of business.

III. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:           As set forth on Annex I.

Optional Prepayments and
Commitment Reductions:             Loans may be prepaid and commitments may be
                                   reduced by the Borrower in minimum amounts to be agreed upon, PROVIDED, that Competitive
                                   Loans may not be prepaid without the consent of the relevant Lender. Optional prepayments of the Merger Term Loans shall be applied, FIRST, to the Tranche I Merger Term Loans and, SECOND, to the Tranche II Merger Term
                                   Loans and may not be reborrowed.

Mandatory Prepayments and
Commitment Reductions:             The following amounts shall be applied to
                                   prepay the Merger Revolving Loans and the Merger Term Loans as set forth below:

                                   (a) 100% of the net cash proceeds of any sale or issuance of equity or incurrence of certain indebtedness by any of the Guarantors or any of their subsidiaries or by the Borrower or any of its subsidiaries (other than, in the case of USC L.P. and its subsidiaries, to the extent such proceeds are applied at the election of the Borrower to repay the USC Term Loans); and

                                   (b) 100% of the net cash proceeds of any sale or other disposition (including as a result of casualty or condemnation) by any of the Guarantors or any of their subsidiaries or by the Borrower or any of its subsidiaries (other than, in the case of USC L.P. and its subsidiaries, to the extent such proceeds are applied at the election of the Borrower to repay the USC Term Loans) of any assets (except for the sale of inventory in the ordinary course of business and certain other dispositions to be agreed on); PROVIDED that, in lieu of such prepayments, the Borrower will have the option of reinvesting net cash proceeds from sales of such assets (other than Non-Core Assets (as defined in Annex
                                   II)) within a period of time to be agreed upon following such sale or disposition.

                                   All such amounts to be paid on the Loans shall be applied, FIRST, to the prepayment of the Merger Revolving Loans and, SECOND, to the prepayment of the Merger Term Loans; PROVIDED that, notwithstanding the above, the net cash proceeds of any second mortgage up to $50,000,000 on the Oakbrook Center property of USC L.P. shall be applied to prepay the Merger Revolving Loans only. Each such prepayment of the Merger Term Loans shall be applied, FIRST, to the Tranche I Merger Term Loans and, SECOND, to the Tranche II Merger Term Loans and may not be reborrowed.

                                   In addition, the Merger Revolving Loans shall be prepaid and the Letters of Credit shall be cash collateralized or replaced to the extent such extensions of credit exceed the amount of the Merger Revolving Facility.

                                   As used herein, "net cash proceeds" from any event shall be net of (i) any taxes or distributions required to be made or paid as a result of the occurrence of such event and
                                   (ii) in the case of any sale or disposition of a Non-Core Asset, the amount that, on such date, has been required to be invested, and has actually been invested, in Tishman Hotels and Tishman JV; PROVIDED that, the aggregate amount deducted pursuant to this clause (ii) shall not exceed $43,000,000.

IV.  COLLATERAL

                                   The obligations of each Loan Party in respect of the Merger Facilities shall be secured by a perfected first priority security interest in all (i) equity interests (or, to the extent a pledge of equity interests is prohibited by a contractual obligation, an assignment of the rights, including, to the extent permitted, the right to receive proceeds, under such contract on terms and conditions satisfactory to the Administrative Agent) held by it in the Borrower or USC L.P. (but not USC L.P.'s subsidiaries) and in entities wholly owned by the Loan Parties which own interests in real property and (ii) intercompany obligations held by such Loan Party.

V.   CERTAIN CONDITIONS

     Initial Conditions:           The availability of the Merger Facilities
                                   shall be conditioned upon satisfaction of, among other things, the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the "MERGER CLOSING DATE") on or before the earlier of (i) the date 90 days after the Tender Closing Date and (ii) March 31, 2001:

                                   (a) Each Loan Party shall have executed and delivered definitive financing documentation with respect to the Merger Facilities reasonably satisfactory to the Administrative Agent and its counsel (the "CREDIT DOCUMENTATION").

                                   (b) The Merger shall have been, or shall be concurrently, consummated in accordance with applicable law and pursuant to the Merger Agreement, including the receipt of all necessary governmental and material third party approvals.

                                   (c) The existing indebtedness contemplated to be repaid (including under the Tender Facility) shall concurrently be refinanced with the proceeds of the Merger Facilities, or arrangements for the repayment thereof shall have been made, on satisfactory terms.

                                   (d) The Borrower shall have no indebtedness
                                   (other than under the Merger Facilities) outstanding as of the Merger Closing Date.

                                   (e) The Lenders, the Administrative Agent and the Arranger shall have received all fees required to be paid, and reimbursement for all expenses for which invoices have been presented, on or before the Merger Closing Date.

                                   (f) The Lenders shall have received such legal opinions (including opinions (i) from counsel to the Borrower and its subsidiaries and (ii) from such special and local counsel as may be required by the Administrative Agent), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

                                   (g) The Lenders shall have received a
                                   satisfactory PRO FORMA consolidated balance sheet of NewCo L.P. and the Hexalon Entities as at the Merger Closing Date, adjusted to give effect to the consummation of the Transaction and the financings contemplated hereby.

On-Going Conditions:               The making of each extension of credit shall
                                   be conditioned upon (a) the accuracy of all representations and warranties in the Credit
                                   Documentation (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation a "material adverse change" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the Transaction, (b) the business, property, operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole or (c) the validity or enforceability of any of the Credit Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder.

VI.  CERTAIN DOCUMENTATION MATTERS

                                   The Credit Documentation shall contain
                                   representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Lenders, including, without limitation, the following (with such covenants to apply to the Borrower and the Guarantors and their respective subsidiaries):

Representations and
Warranties:                        Financial statements (including pro forma
                                   financial statements); absence of undisclosed liabilities; no material adverse change;
                                   corporate existence; compliance with law;
                                   corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal
                                   Reserve regulations; ERISA; Investment
                                   Company Act; subsidiaries; environmental matters; solvency; labor matters; accuracy of disclosure; and creation and perfection of security interests.

Affirmative Covenants:             Delivery of financial statements, reports,
                                   accountants' letters, projections, officers' certificates and other information requested by the Lenders; payment of other obligations;
                                   continuation of business and maintenance of existence and material rights and privileges;
                                   compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records;
                                   right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events;
                                   compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired equity interests and intercompany obligations); and agreement that at least 80% of the total aggregate secured and unsecured debt (including under the Merger Facilities) of the Loan Parties shall be fixed rate debt or subject to interest rate protection agreements on terms and conditions satisfactory to the Administrative
                                   Agent.

Financial Covenants:               As set forth in Annex II.

Negative Covenants:                Limitations on: indebtedness (including,
                                   without limitation, a prohibition of
                                   unsecured and secured debt (other than under the Credit Facilities and in respect of non-recourse secured mortgage debt)); liens;
                                   guarantee obligations; mergers,
                                   consolidations, liquidations and
                                   dissolutions; sales of assets (with
                                   appropriate exceptions for certain like-kind or similar exchanges); leases; capital expenditures; investments, loans and advances; optional payments and modifications of subordinated and other debt instruments;
                                   transactions with affiliates; sale and
                                   leasebacks; changes in fiscal year; negative pledge clauses; changes in lines of business; and joint ventures, construction, land and non-regional mall assets.

                                   The negative covenants shall also prohibit any dividends, intercompany loans, interest payments, investments and other restricted payments and distributions made by the Hexalon Entities to RNA or any other parent company in an amount that exceeds the greater of (i) 90% of FFO (as defined by the National Association of Real Estate Investment Trusts) before intercompany loan interest payments and (ii) 100% of taxable income before dividends paid deduction.

                                   In addition, the negative covenants shall require that any proceeds of the Merger Facilities transferred to USC L.P. be lent as intercompany debt, and not contributed as equity.

Events of Default:                 Nonpayment of principal when due; nonpayment
                                   of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties;
                                   violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default
                                   (including, without limitation, to the USC
                                   Facility); bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee or security document or security interest; and a change of control (the definition of which is to be agreed).

Voting: Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Merger Facilities and unused commitments under the Merger Facilities, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity of any Loan,
                                   (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender's commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of all or substantially all of the Guarantors or all or substantially all of the collateral. In addition, "class" voting requirements will apply to modifications affecting certain payment matters.

Assignments
and Participations:                The Lenders shall be permitted to assign and
                                   sell participations in their Loans and
                                   commitments, subject, in the case of
                                   assignments (other than to another Lender or to an affiliate of a Lender), to the consent of the Administrative Agent and the Borrower
                                   (which consent in each case shall not be unreasonably withheld). Non-pro rata assignments within the Merger Facilities shall be permitted, but all assignments shall be pro rata as between the Merger Facilities and the USC Facility.
                                   In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $5,000,000, and, after giving effect thereto, the assigning Lender shall have commitments and Loans aggregating at least
                                   $5,000,000 in each case unless otherwise agreed by the Borrower and the Administrative
                                   Agent. Participants shall have the same
                                   benefits as the Lenders with respect to yield protection and increased cost provisions.
                                   Voting rights of participants shall be
                                   limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under "Voting" above.
                                   Pledges of Loans in accordance with
                                   applicable law shall be permitted without restriction. Promissory notes shall be issued under the Merger Facilities only upon request.

Yield Protection:                  The Credit Documentation shall contain
                                   customary provisions (a) protecting the
                                   Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar Loan
                                   (as defined in Annex I) on a day other than the last day of an interest period with respect thereto and any prepayment of a Competitive Loan.

Expenses and
Indemnification:                   The Borrower shall pay (a) all reasonable
                                   out-of-pocket expenses of the Administrative
                                   Agent and the Arranger associated with the syndication of the Merger Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders
                                   (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

                                   The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the indemnified party.

Governing Law and Forum:           State of New York.

Counsel to the
Administrative Agent
and the Arranger:                  Simpson Thacher & Bartlett.

                                                                         ANNEX I

                                   INTEREST AND CERTAIN FEES


Interest Rate Options:             The Borrower may elect that the Loans (other
                                   than Competitive Loans) comprising each
                                   borrowing bear interest at a rate per annum equal to:

                                   the ABR plus the Applicable Margin; or

                                   the Eurodollar Rate plus the Applicable
                                   Margin.

                                   As used herein:

                                   "ABR" means the highest of (i) the rate of interest publicly announced by Chase as its prime rate in effect at its principal office in New York City (the "PRIME RATE"), (ii) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) PLUS 1% and
                                   (iii) the federal funds effective rate from time to time PLUS 0.5%.

                                   "APPLICABLE MARGIN" means (a) 0.25%, in the case of ABR Loans (as defined below), (b) 1.30%, in the case of Eurodollar Loans (as defined below) that are Merger Revolving Loans and (c) 1.50%, in the case of Eurodollar Loans that are Merger Term Loans. The foregoing margins shall be determined in accordance with the pricing grid attached hereto as Annex I-A after the first anniversary of the Merger Closing Date and upon the repayment or prepayment of at least $360,000,000 in aggregate principal amount of the Tranche I Merger Term Loans and the USC Term Loans, PROVIDED that no event of default has occurred and is continuing.

                                   "EURODOLLAR RATE" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Borrower) appearing on Page 3750 of the Telerate screen.


Interest Payment Dates:            In the case of Loans bearing interest based
                                   upon the ABR ("ABR LOANS"), quarterly in arrears.

                                   In the case of Loans bearing interest based upon the Eurodollar Rate ("EURODOLLAR LOANS"), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Facility Fees:                     The Borrower shall pay a facility fee
                                   calculated at the rate of 0.20% per annum on the aggregate commitments under the Merger
                                   Revolving Facility, payable quarterly in arrears. The facility fee rate shall be determined in accordance with the pricing grid attached hereto as Annex I-A after the first anniversary of the Merger Closing Date and upon the repayment or prepayment of at least $360,000,000 in aggregate principal amount of the Tranche I Merger Term Loans and the USC Term Loans, PROVIDED that no event of default has occurred and is continuing.

Revolving Extension Fee:           The Borrower shall pay a revolving extension
                                   fee in an amount equal to 0.25% of the
                                   aggregate commitments under the Merger
                                   Revolving Facility upon its request to extend the Merger Revolving Termination Date to the fourth anniversary of the Merger Closing
                                   Date.

Letter of Credit Fees:             The Borrower shall pay a fee on all
                                   outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the Lenders participating in the Merger
                                   Revolving Facility and shall be payable
                                   quarterly in arrears.

                                   A fronting fee equal to 0.125% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:                      At any time when the Borrower is in default
                                   in the payment of any amount of principal due under the Merger Facilities, such amount shall bear interest at 3% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 3% above the rate applicable to ABR Loans.

Rate and Fee Basis:                All per annum rates shall be calculated on
                                   the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

                                                                       ANNEX I-A

-----------------------------------------------------------------------------------------------------------------------
                                  Applicable Margin for                      Applicable Margin
  S&P/Moody's Rating of the       Eurodollar Loans that     Facility Fee   for Eurodollar Loans   Applicable Margin
      Merger Facilities*          are Merger Revolving                     that are Merger Term     for ABR Loans
                                          Loans                                    Loans
-----------------------------------------------------------------------------------------------------------------------
BBB+/Baa1                       0.750%                     0.15%           0.900%                 0.00%

BBB/Baa2                        0.800% - 0.900%            0.20%           1.000% - 1.100%        0.00%

BBB-/Baa3                       0.950% - 1.050%            0.20%           1.150% - 1.250%        0.00%

BB+/Ba1                         1.375%                     0.25%           1.625%                 0.25%

Less than BB+/Ba1               1.575%                     0.30%           1.875%                 0.25%
-----------------------------------------------------------------------------------------------------------------------

* If the Merger Facilities are rated below investment grade from either Standard & Poor's Ratings Services ("S&P") or Moody's Investors Service, Inc. ("MOODY'S"), the lower rating will govern. If the Merger Facilities are rated investment grade from each of S&P and Moody's, the higher rating will govern.

                                                                        ANNEX II

                               FINANCIAL COVENANTS


Financial Covenant Coverage:       For the purposes of this Annex II, the term
                                   "Borrower" shall mean the Borrower and the Guarantors and their respective subsidiaries.

Joint Ventures:                    For purposes of calculating covenants, any
                                   investment in which the Borrower has a
                                   partial interest (a "Joint Venture") will be treated on a pro rata basis. The Borrower will be credited with a pro rata share of NOI and investment, and will be charged with a pro rata share of interest, expenses and liabilities, including debt.

Financial Covenants:               Financial covenants and other covenants shall
                                   be tested commencing with the first full fiscal quarter following the Merger Closing
                                   Date and shall be re-certified by an officer of the Borrower at each borrowing and calculated and re-certified no less frequently than quarterly.

                                   A. LEVERAGE COVENANTS

                                   (a) Total Indebtedness to Total Value, not to exceed: Beginning at 65%, declining to 60% 18 months after the Merger Closing Date, and declining further to 55% during the extension period.

                                   (b) Secured Mortgage Indebtedness to Total
                                   Value, not to exceed: 50%.

                                   "TOTAL INDEBTEDNESS" means all obligations
                                   (other than current trade payables incurred in the ordinary course of business) of the Borrower, whether secured or unsecured, recourse or non-recourse, including, without limitation, loans, guarantees, capital leases, sale-leaseback arrangements, and hedging liabilities (including the Borrower's and its subsidiaries' pro rata share of joint venture debt).

                                   "TOTAL VALUE" means the total of the
                                   following items, but adjusted for minority interests as applicable:

                                   (a) "Core Assets" valued at most recent
                                   quarter annualized Adjusted NOI capitalized at 8.25%.

                                   (b) Newly acquired Core Assets (exclusive of the assets being acquired pursuant to the Merger), at Borrower's cost for the first 2 quarters after acquisition.

                                   (c) Management company most recent quarter annualized Adjusted EBITDA multiplied by 4.

                                   (d) "Non-Core Assets" at book value (i.e., estimated liquidation value).

                                   (e) Unrestricted cash and marketable
                                   securities at the lower of cost or market value.

                                   (f) Construction in progress, land and
                                   mortgages (other than Pheasant Lane Mall) at cost, subject to an individual maximum of 10% of Total Value for each and a maximum of 20% of Total Value in the aggregate.

                                   No more than 10% of Core Assets can be
                                   composed of properties with less than 85% occupancy.

                                   "ADJUSTED NOI" means net operating income
                                   (adjusted for straight-lining of rents and to adjust for free rent, depreciation and amortization) for wholly-owned and Joint Venture properties; less Capital Expenditures, less a management fee equal to the greater of actual or 3% of gross revenues.

                                   "CORE ASSETS" means all regional malls and community centers that will be initially owned by the Borrower, and the office building located at 745 Fifth Avenue, NY, NY, plus all other regional malls (and ancillary properties) acquired subsequent to the Merger Closing Date (it being understood that Pheasant Lane Mall shall be considered a "Core Asset", PROVIDED that the value of Pheasant Lane Mall shall not exceed the principal amount outstanding under the applicable mortgage).

                                   "NON-CORE ASSETS" means those assets which the Borrower intends to liquidate, identified on the attached Exhibit II-A.

                                   B. COVERAGE RATIOS:

                                   (a) Minimum Interest Coverage Ratio

                                        The Borrower shall maintain a quarterly
                                   minimum ratio of Adjusted EBITDA to Total
                                   Interest Expense of 1.6 to 1 initially,
                                   increasing to 1.75 to 1 beginning 18 months after the Merger Closing Date. "Total Interest Expense" means the greater of (a) actual interest expense on Total Indebtedness (accrued, paid and capitalized), and (b) interest expense calculated at 7% per annum on Total Indebtedness.

                                        The Minimum Interest Coverage Ratio will
                                   be calculated using the most recent quarter performance.

                                   (b) Minimum Fixed Charge Coverage Ratio

                                        The Borrower shall maintain a quarterly
                                   minimum ratio of Adjusted EBITDA less Capital Expenditures to Fixed Charges of 1.5 to 1. "Fixed Charges" means the sum of Total Interest Expense, scheduled principal amortization (excluding balloon payments due at maturity), and payments on preferred interests (including preferred partnership units of USC L.P.).

                                        Minimum Fixed Charge Coverage Ratio will
                                   be calculated on a rolling four quarters basis, except that until four fiscal quarters have passed since the Merger Closing Date, it will determined for the number of full fiscal quarters subsequent to the Merger Closing Date and then annualized.

                                   "ADJUSTED EBITDA" means, for the period in question, the Borrower's Consolidated Net Income, per U.S. GAAP, plus interest, income taxes, depreciation, and amortization, and pro rata share of Joint Venture EBITDA.

                                   "CAPITAL EXPENDITURES" means actual capital expenditures incurred, including, without limitation, tenant work and leasing commissions, but excluding expenses incurred for expansions and additions of space and scheduled extraordinary initial capital expenditures incurred during the first two full fiscal quarters of ownership after the Merger Closing Date.

                                   C. MINIMUM EQUITY VALUE:

                                   An amount to be determined on the Merger
                                   Closing Date, increasing with new equity proceeds (it being understood that such initial amount shall equal approximately 85% of the anticipated Equity Value on the Merger Closing Date). "Equity Value" means Total Value less Total Indebtedness.

Investment
Restrictions:                      A. The Borrower's investments in any of the
                                   following shall not exceed 10% (or, in the case of construction in progress, 15%) of Total Value individually or 20% in aggregate:

                                   (a) Undeveloped land;

                                   (b) Construction in progress; and

                                   (c) Mortgages and other debt instruments
                                   (other than Pheasant Lane Mall).

                                   B. Not more than 40% of the Borrower's
                                   Adjusted EBITDA may arise from Joint Venture holdings where the Borrower does not have at least a 50% interest and control over major decisions (e.g., sale, leasing, refinancing and distributions).

Certain Other
Covenants:                         SALE, ENCUMBRANCES OR TRANSFER:

                                   All net cash proceeds from any capital event, including the offering of equity interests in the Borrower and the sale or refinancing of any material assets of the Borrower (including proceeds from Joint Venture assets) will be applied to the reduction of debt. In addition, in the event that subsequent to the period in which the Borrower has certified covenant compliance, it engages in transactions involving the sale, encumbrance or transfer of assets (including any partnership or other ownership interest) which transactions aggregate more than $100 million since such certification period, then the Borrower will notify the Administrative Agent that such threshold has been met and provide a re-certification of compliance with all loan covenants.

                                                                    EXHIBIT II-A


EQUITY SECURITIES HELD FOR SALE:

General Growth Properties
CBL Associates Properties


NON-CORE CURRENTLY HELD FOR SALE:

SKS/Simon Realty
Abbey Properties
West Group Properties
Rouse Mortgage Note Receivable
Tishman Hotels and Realty LP (32% interest in Tishman Hotel)
Tishman JV (50% interest in a Westin New York Hotel)

                                                                       EXHIBIT C


                         USC L.P. SENIOR CREDIT FACILITY

                                  USC FACILITY

                         Summary of Terms and Conditions

                               September 25, 2000

                                   ----------

          Rodamco North America B.V., a Dutch BI ("RNA"), and its subsidiary, Hexalon Real Estate, Inc., a Delaware REIT ("HEXALON"), intend to form a limited partnership ("TENDERCO"), 79% of which will be owned by Hexalon and 21% of which will be owned by certain affiliates of Hexalon owned by RNA (the "HEXALON AFFILIATES" and, together with Hexalon, the "HEXALON ENTITIES"), for the purpose of its acquiring all of the issued and outstanding common stock (the "COMMON SHARES"), preferred stock (the "PREFERRED SHARES") and unit voting stock (the "UNIT VOTING SHARES" and, collectively with the Common Shares and the Preferred Shares, the "SHARES"), par value $.01, of Urban Shopping Centers, Inc., a Maryland REIT (the "TARGET"). The acquisition will be effected through a tender offer (the "TENDER OFFER") by TenderCo for the Shares followed by one or more mergers (collectively, the "MERGER") involving the Target and TenderCo (with the surviving entity being referred to herein as NewCo L.P. ("NEWCO L.P.")), all pursuant to a merger agreement to be entered into among RNA, Hexalon, TenderCo and the Target prior to the Tender Offer (the "MERGER AGREEMENT"). Hexalon will be the general partner of NewCo L.P., and NewCo L.P. will be the general partner, and 94.44% owner, of the limited partnership operating subsidiary, Urban Shopping Centers, L.P., an Illinois limited partnership ("USC L.P."). The following sets forth the terms and conditions for a $291,190,000 senior credit facility (the "USC FACILITY") that will be available to USC L.P. References herein to the "Transaction" shall include the acquisition and the financings described herein and all other transactions related to the Transaction.

I.   PARTIES

Borrower:                          USC L.P. (the "BORROWER").

Guarantors:                        Each future direct and indirect U.S.
                                   subsidiary of the Borrower (the "GUARANTORS";
                                   the Borrower and the Guarantors,
                                   collectively, the "LOAN PARTIES").

Advisor, Sole Book
Manager, and Lead Arranger:        Chase Securities Inc. (in such capacity, the
                                   "Arranger").

Administrative Agent:              The Chase Manhattan Bank ("CHASE" and, in
                                   such capacity, the "ADMINISTRATIVE AGENT").

Lenders: A syndicate of banks, financial institutions and other entities, including Chase, arranged by the Arranger (collectively, the "LENDERS").

II.  TYPE AND AMOUNT OF CREDIT FACILITY

Type and Amount of Facility:       Two-year term loan facility (the "USC
                                   FACILITY") in the amount of $291,190,000 (the loans thereunder, the "USC TERM LOANS").

Availability:                      The USC Term Loans shall be made in a single
                                   drawing on the USC Closing Date (as defined below).

Maturity:                          The USC Term Loans shall be repayable on the
                                   date that is two years after the USC Closing
                                   Date.

Purpose: The proceeds of the USC Term Loans shall be used to finance a distribution to certain unitholders of USC L.P.

III. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:           As set forth on Annex I.

Optional Prepayments:              The USC Term Loans may be prepaid by the
                                   Borrower in minimum amounts to be agreed upon and may not be reborrowed.

Mandatory Prepayments:             The following amounts shall be applied to
                                   prepay the USC Term Loans:

                                   (a) 100% of the net cash proceeds of any sale or issuance of equity or incurrence of certain indebtedness (other than any second mortgage up to $50,000,000 on the Oakbrook Center property of the Borrower) by the Borrower or any of its subsidiaries (other than to the extent such proceeds are applied at the election of the Borrower to repay the Loans under the Merger Facilities); and

                                   (b) 100% of the net cash proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries (other than to the extent such proceeds are applied at the election of the Borrower to repay the Loans under the Merger Facilities) of any assets (except for the sale of inventory in the ordinary course of business and certain other dispositions to be agreed on); PROVIDED that, in lieu of such prepayments, the Borrower will have the option of reinvesting net cash proceeds from sales of such assets within a period of time to be agreed upon following such sale or disposition.

                                   The USC Term Loans may not be reborrowed.

                                   As used herein, "net cash proceeds" from any event shall be net of any taxes or distributions required to be made or paid as a result of such event.

IV.  COLLATERAL

                                   The obligations of each Loan Party in respect of the USC Facility shall be secured by a perfected first priority security interest in all equity interests (or, to the extent a pledge of equity interests is prohibited by a contractual obligation, an assignment of the rights, including, to the extent permitted, the right to receive proceeds, under such contract on terms and conditions satisfactory to the Administrative Agent) and intercompany obligations held by such Loan Party.

V.   CERTAIN CONDITIONS

     Initial Conditions:           The availability of the USC Facility shall be
                                   conditioned upon satisfaction of, among other things, the following conditions precedent
                                   (the date upon which all such conditions precedent shall be satisfied, the "USC
                                   CLOSING DATE") on or before the earlier of
                                   (i) the date 90 days after the Tender Closing
                                   Date and (ii) March 31, 2001:

                                   (a) The Borrower shall have executed and delivered definitive financing documentation with respect to the USC Facility reasonably satisfactory to the Administrative Agent and its counsel (the "CREDIT DOCUMENTATION").

                                   (b) The Merger Facilities shall have been, or shall be concurrently, closed in accordance with terms thereof (including, without limitation, satisfaction or waiver of all the conditions precedent thereunder).

                                   (c) The Lenders, the Administrative Agent and the Arranger shall have received all fees required to be paid, and reimbursement for all expenses for which invoices have been presented, on or before the USC Closing Date.

                                   (d) The Lenders shall have received such legal opinions (including opinions (i) from counsel to the Borrower and its subsidiaries and (ii) from such special and local counsel as may be required by the Administrative Agent), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

                                   (e) Each of the Hexalon Entities and NewCo
                                   L.P. shall have executed and delivered a loan purchase agreement in form and substance, and including covenants, satisfactory to the Administrative Agent with respect to their unconditional (and joint and several) obligation to purchase the USC Term Loans from the Lenders and the Administrative Agent under the USC Facility upon an insolvency of, or payment default by, USC L.P.

On-Going Conditions:               The making of each extension of credit shall
                                   be conditioned upon (a) the accuracy of all representations and warranties in the Credit
                                   Documentation (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation a "material adverse change" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the Transaction, (b) the business, property, operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole or (c) the validity or enforceability of any of the Credit Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder.

VI.  CERTAIN DOCUMENTATION MATTERS

                                   The Credit Documentation shall contain
                                   representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Lenders, including, without limitation, the following (with such covenants to apply to the Borrower and its subsidiaries):

Representations and
Warranties:                        Financial statements (including pro forma
                                   financial statements); absence of undisclosed liabilities; no material adverse change;
                                   corporate existence; compliance with law;
                                   corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal
                                   Reserve regulations; ERISA; Investment
                                   Company Act; subsidiaries; environmental matters; solvency; labor matters; accuracy of disclosure; and creation and perfection of security interests.

Affirmative Covenants:             Delivery of financial statements, reports,
                                   accountants' letters, projections, officers' certificates and other information requested by the Lenders; payment of other obligations;
                                   continuation of business and maintenance of existence and material rights and privileges;
                                   compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records;
                                   right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events;
                                   compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired equity interests and intercompany obligations); and agreement that at least 80% of the total aggregate secured and unsecured debt (including under the USC
                                   Facility) of the Borrower shall be fixed rate debt or subject to interest rate protection agreements on terms and conditions satisfactory to the Administrative Agent.

Financial Covenants:               Minimum Interest Coverage Ratio (as defined
                                   in Annex II of Exhibit B with, for the
                                   purposes of this covenant, the "Borrower" meaning USC L.P. and its subsidiaries).

Negative Covenants:                Limitations on: indebtedness (including,
                                   without limitation, a prohibition of
                                   unsecured and secured debt (other than under the Credit Facilities and in respect of non-recourse secured mortgage debt)); liens;
                                   guarantee obligations; mergers,
                                   consolidations, liquidations and
                                   dissolutions; sales of assets (with
                                   appropriate exceptions for certain asset exchanges where no cash consideration is received); leases; capital expenditures;
                                   investments, loans and advances; optional payments and modifications of subordinated and other debt instruments; transactions with affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses; changes in lines of business; and joint ventures, construction, land and non-regional mall assets.

Events of Default:                 Nonpayment of principal when due; nonpayment
                                   of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties;
                                   violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default
                                   (including, without limitation, to the Merger
                                   Facilities); bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee or security document or security interest; and a change of control (the definition of which is to be agreed).

Voting: Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the USC Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity of any USC Term Loan and (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (b) the consent of 100% of the Lenders shall be required with respect to
                                   (i) modifications to any of the voting
                                   percentages and (ii) releases of all or
                                   substantially all of the Guarantors or all or substantially all of the collateral.

Assignments
and Participations:                The Lenders shall be permitted to assign and
                                   sell participations in their USC Term Loans, subject, in the case of assignments (other than to another Lender or to an affiliate of a Lender), to the consent of the Administrative Agent and the Borrower (which consent in each case shall not be unreasonably withheld). All assignments shall be pro rata as between the Merger Facilities and the USC Facility. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $5,000,000, and, after giving effect thereto, the assigning
                                   Lender shall have Loans aggregating at least
                                   $5,000,000 in each case unless otherwise agreed by the Borrower and the Administrative
                                   Agent. Participants shall have the same
                                   benefits as the Lenders with respect to yield protection and increased cost provisions.
                                   Voting rights of participants shall be
                                   limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under "Voting" above.
                                   Pledges of USC Term Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the USC Term Facility only upon request.

Yield Protection:                  The Credit Documentation shall contain
                                   customary provisions (a) protecting the
                                   Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar Loan
                                   (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and
Indemnification:                   The Borrower shall pay (a) all reasonable
                                   out-of-pocket expenses of the Administrative
                                   Agent and the Arranger associated with the syndication of the USC Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders
                                   (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

                                   The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the indemnified party.

Governing Law and Forum:           State of New York.

Counsel to the
Administrative Agent
and the Arranger:                  Simpson Thacher & Bartlett.

                                                                         ANNEX I



                            INTEREST AND CERTAIN FEES


Interest Rate Options:             The Borrower may elect that the USC Term
                                   Loans comprising each borrowing bear interest at a rate per annum equal to:

                                   the ABR plus the Applicable Margin; or

                                   the Eurodollar Rate plus the Applicable
                                   Margin.

                                   As used herein:

                                   "ABR" means the highest of (i) the rate of interest publicly announced by Chase as its prime rate in effect at its principal office in New York City (the "PRIME RATE"), (ii) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) PLUS 1% and
                                   (iii) the federal funds effective rate from time to time PLUS 0.5%.

                                   "APPLICABLE MARGIN" means (a) 0.25%, in the case of ABR Loans (as defined below) and (b) 1.50%, in the case of Eurodollar Loans (as defined below). The foregoing margins shall be determined in accordance with the pricing grid attached hereto as Annex I-A after the first anniversary of the USC Closing Date and upon the repayment or repayment of at least $360,000,000 in aggregate principal amount of the Tranche I Merger Term Loans under the Merger Facilities and the USC Term Loans, PROVIDED that no event of default has occurred and is continuing.

                                   "EURODOLLAR RATE" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Borrower) appearing on Page 3750 of the Telerate screen.

Interest Payment Dates:            In the case of USC Term Loans bearing
                                   interest based upon the ABR ("ABR LOANS"), quarterly in arrears.

                                   In the case of USC Term Loans bearing
                                   interest based upon the Eurodollar Rate
                                   ("EURODOLLAR LOANS"), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:                      At any time when the Borrower is in default
                                   in the payment of any amount of principal due under the USC Facility, such amount shall bear interest at 3% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 3% above the rate applicable to ABR Loans.

Rate and Fee Basis:                All per annum rates shall be calculated on
                                   the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

                                                                       ANNEX I-A

-----------------------------------------------------------------------------------------------------------------------
   S&P/Moody's Rating of the Merger      Applicable Margin for Eurodollar         Applicable Margin for ABR
              Facilities*                              Loans                                Loans
-----------------------------------------------------------------------------------------------------------------------
BBB+/Baa1                                0.900%                                   0.00%

BBB/Baa2                                 1.000% - 1.100%                          0.00%

BBB-/Baa3                                1.150% - 1.250%                          0.00%

BB+/Ba1                                  1.625%                                   0.25%

Less than BB+/Ba1                        1.875%                                   0.25%
-----------------------------------------------------------------------------------------------------------------------